UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 11, 2008
Date of Report (Date of earliest event reported)
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Ex-10.1 Form of Executive Retention Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 11, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Unica Corporation (the “Company”) approved the adoption of a form of Executive Retention Agreement (“Agreement”) the provisions of which establish benefits to the Company’s executive officers in the event of a termination of employment following a change in control of the Company.
The Agreement is primarily intended to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control and related events and circumstances. The following summaries are qualified in their entirety by reference to the form Executive Retention Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
In general, the Agreement provides that, if a “change in control” (as defined in the Agreement) occurs and the executive’s employment with the Company is terminated by the Company, other than for “cause, disability or death” or by the Executive for “good reason” (as those terms are defined in the agreement) within 12 months following a change in control of the Company, then the executive would be entitled to the following benefits:
•	Accelerated vesting of (i) 75% of the executive’s unvested equity awards if the executive has been employed by the Company for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by the Company for at least two years, except that the agreement for Kevin P. Shone, our Chief Financial Officer, will provide for 100% vesting if Mr. Shone has been employed for at least one year;

•	Cash severance payment equal to the sum of (i) the executive’s highest base salary in effect during the 12 month-period preceding the change in control and (ii) the executive’s target annual cash bonus in effect at the time of the change in control; and

•	Continuation of health care benefits for a period of 12 months following termination of employment.
The Executive Retention Agreement for Mr. Shone will supersede the provisions of his offer letter which were disclosed in the Current Report on Form 8-K filed on October 7, 2008.
On December 11, 2008, the Committee approved a grant of stock options to Eric Schnadig, our Senior Vice President of Worldwide Sales, and David Sweet, our Senior Vice President of Corporate Development. The exercise price of the options is the closing price of Unica Corporation shares on the NASDAQ stock exchange on the date of the grant by the Committee. Vesting of the options is conditioned upon the Company meeting a certain pre-established threshold for Non-GAAP operating income for its fiscal 2009. Non-GAAP operating income excludes share-based compensation expense, amortization of expenses, and amortization of intangibles related to acquisitions. In the event that the Company meets the threshold for non-GAAP operating income, the options will vest over four years with 25% of the options vesting on December 1, 2009 and the remaining 75% vesting quarterly thereafter at a rate of 6.25% per quarter for three years. If the Company fails to meet the threshold for adjusted operating income, the options will be cancelled.
Item 9.01. Financial Statements and Exhibits.
(d) 10.1 Form of Executive Retention Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

UNICA CORPORATION
December 17, 2008	By:	/s/ Kevin P. Shone
Kevin P. Shone
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Executive Retention Agreement